Exhibit 99.1

           Zumiez Inc. Reports December 2006 Sales Results

              Net Sales Increased 40.5% to $62.5 Million

         December 2006 Comparable Store Sales Increased 11.5%


    EVERETT, Wash.--(BUSINESS WIRE)--Jan. 3, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended December 30, 2006 increased 40.5% to $62.5 million, compared to $44.5 million for the five-week period ended December 31, 2005. The company's comparable store sales increased 11.5% for the five-week period, versus a comparable store sales increase of 20.9% in the year ago period.

    To hear the Zumiez prerecorded December sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 236 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Brenda Morris
             Chief Financial Officer
             425-551-1564
             or
             Investors:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith
             203-682-8200